Exhibit 99.1

Multi-Color Corporation Announces EPS of $0.82 and Non-GAAP Core EPS of $0.86 for Q1 FY2018

CINCINNATI, OHIO, August 8, 2017 – Multi-Color Corporation (NASDAQ: LABL) today announced first quarter fiscal 2018 results.

“Q1 operating inefficiencies have largely been resolved with additional capacity installed in Q2. This presents good timing to focus on integrating new acquisitions in Q2 and Q3. Integration activities are relatively low complexity compared to larger past acquisitions. Constantia Labels provides a world leading platform in Food and Beverage (Beer and Soft Drinks) label markets on which to build organically and via future acquisitions. The Food and Beverage management team and plant structure remains in place with continued focus on growth. This circa USD $700 million per annum platform complements Multi-Color’s existing label markets for Home and Personal Care, Wine and Spirits (“W&S”), Healthcare and Specialty consumer products with notable opportunities for revenue and cost synergies. Closing is expected in Q3.

In addition, we are pleased to announce the acquisition of German W&S labels industry leader GEWA Etiketten (“GEWA”) in August. Germany is a top ten wine producer globally. GEWA has annual revenues of USD $28 million and complements our W&S label platform in France, Italy, Spain, UK & Ireland.” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q1 Highlights

•	Organic growth at 1% was impacted primarily by 1% due to the timing of holidays year over year and 1% due to customer destocking. Fiscal year to date organic revenue growth returned to 3% including July.

•	Earnings shortfall year over year primarily due to operating inefficiencies in one large plant mainly as a result of capacity constraints from change in key brand specifications. Resolved in Q2.

•	Core EPS at $0.86 is higher than guidance provided in July due to $0.05 positive tax benefit.

Q2 Developments

•	Constantia Labels acquisition SPA announced in July, expected to close in Q3. Annual revenues circa USD $700 million.

•	GEWA acquisition closed in August. Annual revenues circa USD $28 million.

•	Equity 60% interest in standalone Southeast Asian plastics printing business acquired as part of Super Labels group sold effective July 1, 2017 to minority shareholders. Revenues for the twelve months ended June 30, 2017 for this business were USD $10 million.

•	FY19 revenues run rate forecast to be circa USD $1.7 billion, including announced acquisitions.

Fiscal 2018 Results

•	Net revenues increased 3% to $242.4 million compared to $236.5 million in the prior year quarter. Acquisitions occurring after the beginning of fiscal 2017 accounted for a 3% increase in revenues. Increased revenues in North America and Latin America contributed to an organic revenue increase of 1%. Foreign exchange rates, primarily driven by depreciation of the British pound and the Euro, led to a 1% decrease in revenues quarter over quarter.

•	Gross profit decreased 5% or $2.6 million compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2017 contributed $1.1 million to gross profit, partially offset by the effect of unfavorable foreign exchange rates of $0.4 million. Operating inefficiencies, primarily in North America, led to an organic gross profit decrease of 6% or $3.3 million compared to the prior year quarter. Gross margins were 20.4% of sales for the current year quarter compared to 22.0% in the prior year quarter.

•	SG&A expenses increased 4% or $0.9 million compared to the prior year quarter. Core SG&A, a Non-GAAP financial measure, increased $0.2 million in the current year quarter compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2017 contributed $0.8 million of SG&A expenses in the current year quarter, partially offset by a decrease of $0.2 million due to the favorable impact of foreign exchange rates. The remaining decrease primarily relates to a reduction in external compliance costs. Core SG&A, as a percentage of sales, was 9.4% in the current year quarter compared to 9.5% in the prior year quarter. Non-core items related to acquisition expenses were $0.9 million in the current year quarter compared to $0.2 million in the prior year quarter.

•	Operating income decreased 12% or $3.4 million compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2017 contributed $0.3 million to operating income. Core operating income, a Non-GAAP financial measure, decreased 10% or $2.8 million compared to the prior year quarter. Non-core items in the current year quarter primarily relate to acquisition expenses of $0.9 million.

•	Interest expense decreased 2% or $0.1 million in the current year quarter compared to the prior year quarter.

•	Other expense was $1.2 million in the current year quarter compared to income of $0.3 million in the prior year quarter. This was primarily related to the unfavorable impact of the release of a $1.1 million foreign indemnification receivable in the current year quarter, for which an offsetting tax liability was also relieved reducing the current quarter effective tax rate. The remaining change in other income primarily relates to gains and losses on foreign exchange.

•	Our effective tax rate was 23% in the current year quarter compared to 31% in the prior year quarter primarily due to the impact of certain discrete items that decreased tax expense compared to the prior year quarter, including the release of a tax liability related to a foreign indemnification receivable for previous acquisitions of $1.1 million, which offset a corresponding unfavorable amount in other expense. Additionally, MCC adopted FASB Accounting Standards Update 2016-09 “Improvements to Share-Based Payment Accounting” during the current quarter, which decreased our effective tax rate by 4% compared to the prior year quarter. The Company expects its annual effective tax rate to be approximately 30% in fiscal 2018.

•	Net income attributable to MCC decreased 11% or $1.7 million in the current year quarter compared to the prior year quarter. Core net income decreased 8% or $1.3 million compared to the prior year quarter.

•	Diluted EPS decreased 12% to $0.82 per diluted share in the current year quarter compared to $0.93 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS, a Non-GAAP financial measure, decreased 9% to $0.86 per diluted share compared to $0.95 in the prior year quarter.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and Non-GAAP results for the three months ended June 30, 2017 and 2016. Refer to the tables in Exhibit A for a reconciliation of adjustments made to SG&A expenses, operating income, EBITDA, income before income taxes, income tax expense, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	06/30/17 (in 000’s)	Diluted EPS	06/30/16 (in 000’s)	Diluted EPS
Net income attributable to MCC and diluted EPS, as reported	$14,106	$0.82	$15,805	$0.93
Acquisition expenses, net of tax	618	0.04	166	0.01
Facility closure expenses, net of tax	23	*	109	0.01

Core net income and diluted EPS, (Non-GAAP)	$14,747	$0.86	$16,080	$0.95

*	Diluted EPS is less than $0.01

First Quarter 2018 Earnings Conference Call and Webcast

The Company will hold a conference call on Tuesday, August 8, 2017 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 800-219-3192 (participant code 59181665#) or for international access, please call +1 617-597-5412 (participant code 59181665#) by 9:45 a.m. (ET). A replay of the conference call will be available at 3:00 p.m. (ET) on Tuesday, August 8 2017 through 11:59 p.m. (ET) on Tuesday, August 15, 2017 by calling 888-286-8010 (participant code 65979570) or internationally, by calling +1 617-801-6888 (participant code 65979570). Additionally, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PBBUPQRJ4. Pre-registrants will be issued a PIN number to use when dialing the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; our ability to effectively manage our growth and execute our long-term strategy; our ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; our ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; our ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; our ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Southeast Asia, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 5,500 associates across 44 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	June 30, 2017	June 30, 2016
Net revenues	$242,440	$236,494
Cost of revenues	192,983	184,401

Gross profit	49,457	52,093
Gross margin	20.4%	22.0%
Selling, general and administrative expenses	23,589	22,654
Facility closure expenses	34	157

Operating income	25,834	29,282
Interest expense	6,335	6,456
Other (income) expense, net	1,199	(270)

Income before income taxes	18,300	23,096
Income tax expense	4,158	7,186

Net income	$14,142	$15,910

Less: Net income attributable to noncontrolling interests	36	105

Net income attributable to Multi-Color Corporation	$14,106	$15,805

Basic shares outstanding	16,943	16,799
Diluted shares outstanding	17,152	16,961
Basic earnings per share	$0.83	$0.94
Diluted earnings per share	$0.82	$0.93

Multi-Color Corporation

Selected Balance Sheet Information

(unaudited)

(in thousands)

	June 30, 2017	March 31, 2017
Current Assets	$262,751	$253,746
Total Assets	$1,117,994	$1,091,990
Current Liabilities	$139,549	$144,326
Total Liabilities	$702,114	$710,170
Stockholders’ Equity	$415,880	$381,820
Total Debt	$477,189	$481,501

Exhibit A

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). To provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with GAAP. The Company’s Non-GAAP financial measurements reported for the periods presented in this earnings release are: core SG&A, core operating income, core EBITDA, core net income, core diluted EPS, core income before income taxes, core income tax expense, and core effective tax rate.

These Non-GAAP financial measurements are adjusted to exclude acquisition expenses and facility closure expenses. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of the new businesses and closures of existing businesses. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These Non-GAAP financial measures provide investors with an understanding of the Company’s SG&A expenses, operating income, EBITDA, net income, diluted EPS, income before income taxes, income tax expense, and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison to the three months ended June 30, 2017 compared to the results of the prior year period. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

Core SG&A Expenses:

	Three Months Ended
	06/30/17	06/30/16
	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$23,589	$22,654
Acquisition expenses	(906)	(166)

Core SG&A expenses, (Non-GAAP)	$22,683	$22,488

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	9.4%	9.5%

Core Operating Income:

	Three Months Ended
	06/30/17	06/30/16
	(in 000’s)	(in 000’s)
Operating income, as reported	$25,834	$29,282
Acquisition expenses	906	166
Facility closure expenses	34	157

Core operating income, (Non-GAAP)	$26,774	$29,605

Core operating income, as a % of net revenues, (Non-GAAP)	11.0%	12.5%

Core EBITDA:

	Three Months Ended
	06/30/17	06/30/16
	(in 000’s)	(in 000’s)
Net income attributable to MCC	$14,106	$15,805
Acquisition expenses, net of tax	618	166
Facility closure expenses, net of tax	23	109

Core net income (Non-GAAP)	$14,747	$16,080
Interest expense	6,335	6,456
Core income tax expense (Non-GAAP)	4,457	7,234
Depreciation	8,492	8,416
Amortization	3,604	3,460
Net income attributable to non-controlling interests	36	105
Other (income) expense	1,199	(270)

Core EBITDA, (Non-GAAP)	$38,870	$41,481

Core EBITDA, as a % of net revenues, (Non-GAAP)	16.0%	17.5%

Core Tax:

	Three Months Ended
	06/30/17	06/30/16
	(in 000’s)	(in 000’s)
Income before income taxes, as reported	$18,300	$23,096
Non-core items	940	323

Core income before income taxes, (Non-GAAP)	$19,240	$23,419

	Three Months Ended
	06/30/17	06/30/16
	(in 000’s)	(in 000’s)
Income tax expense, as reported	$4,158	$7,186
Non-core items	299	48

Core income tax expense, (Non-GAAP)	$4,457	$7,234

Effective tax rate	23%	31%
Core effective tax rate (Non-GAAP)	23%	31%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311